UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 9, 2020

Mammoth Energy Services, Inc.

(Exact name of registrant as specified in its charter)

001-37917
(Commission File No.)

Delaware	32-0498321
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

14201 Caliber Drive, Suite 300 Oklahoma City, Oklahoma	73134
(Address of principal executive offices)	(Zip Code)
(405) 608-6007
(Registrant’s telephone number, including area code)
______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of The Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	TUSK	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§232.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(s) of the Exchange Act. ☐

Item 8.01 Other Events

After over a year of requests under the Freedom of Information Act, Mammoth Energy Services, Inc. (the “Company”) recently received a copy of a detailed independent assessment of the reasonableness of the emergency master services agreement dated October 19, 2017 between the Company’s subsidiary Cobra Acquisitions LLC (“Cobra”) and Puerto Rico Electric Power Authority (“PREPA”) for repairs to PREPA’s electrical grid as a result of Hurricane Maria (the “MSA”). This report, titled “Reasonableness Analysis of Cobra Acquisitions, LLC Emergency Contract – Cost Validation Report” dated March 28, 2019 (the “Rand Report”), was prepared at the request of the Federal Emergency Management Agency (“FEMA”) by the Homeland Security Operational and Analysis Center (“HSOAC”), a federally funded research and development center operated by the RAND Corporation for the U.S. Department of Homeland Security. FEMA’s request for the Rand Report followed a December 22, 2017 Determination Memorandum produced by FEMA that found the MSA to be reasonable.

The 77-page Rand Report's comprehensive analysis and findings are significant and contain, among others, the following conclusions:

Selection of Cobra was reasonable

“Having examined [the foregoing] aspects regarding the reasonableness of PREPA’s emergency procurement process, HSOAC finds that selecting Cobra for the MSA was reasonable considering FEMA policy on emergency situations and existing regulations regarding contracting.” (page 14)

PREPA adhered to procurement statutes and policies in awarding the contract to Cobra

“PREPA adhered to Puerto Rican legal statutes regarding emergency situations and remained consistent with their own internal policies.” (page 14)

“Thus, according to this evaluation of the procurement process HSOAC concludes that PREPA engaged in a reasonable procurement process given the circumstances following Hurricane Maria.” (page 14)

Cobra’s rates were reasonable

“We conclude that Cobra’s blended rates fall within representative ranges for high voltage emergency repair work. This conclusion is delivered from analytical investigation which combined knowledge of work conditions, assumptions into wage burdens, evaluation of the equipment quantities and workforce structures, different assumptions about fuel costs, and inclusion of the best benchmark data and current adjustment factors available at this time.” (page 48)

“Cobra’s blended rates fall within estimated ranges in all scenarios we considered.” (page 47)

Other key findings:

“Cobra was uniquely positioned for rapid response to the crisis, deploying heavy equipment to seaports to barge transports on the day after contract signature (10/20/17). Transmission work on the island began on 10/31/17, two weeks after Cobra was awarded the contract. Furthermore, a fully equipped crew of 463 lineman and 200 support staff arrived on the island within 3 weeks of contract signing (11/13/17). This fully equipped crew was composed of quantities of linemen and security which greatly exceeded the levels proposed in the MSA. This timely delivery of quantities of work and support labor, in excess of the levels initially proposed quickly (three weeks after the MSA was signed), clearly reflects responsiveness to requirements for both immediate availability and contract flexibility.” (page 22)

“Overall, we concluded that work crew headcounts and equipment quantities offered by Cobra were sufficiently large to complete required electricity work and thus, HSOAC deemed quantities presented in Cobra’s bid document to be reasonable.” (page 27)

“Results show that Cobra’s average hourly labor rate lay between low and high benchmarks and did not exceed any individual labor category except for groundman. By comparison, MasTec and PowerSecure’s crew weighted hourly rates were higher than Cobra’s and exceed benchmark ranges for most individual labor categories and overall. These results indicate that Cobra’s labor rates were competitive relative to others who submitted proposals for the MSA.” (page 36)

“PREPA’s requested solution delineated four critical requirements for emergency work – transmission repair capabilities, aircraft assets for installation in mountainous terrain, self-logistics resources, and ability to perform with minimal upfront payment. PREPA stated that Cobra was selected as the only company with experience in installation of transmission equipment and towers in mountainous terrain environments. Cobra had five helicopters, which could be deployed as emergency repair assets. Additionally, Cobra was able to provide its own logistical support – including supplies, equipment, fuel, food, water, housing, etc., and had crews and equipment ready to deploy.” (page 13)

The Rand Report adds further validation to the conclusions contained in the December 23, 2017 letter from FEMA to the Government of Puerto Rico (the “December 2017 Letter”) that (i) under the exigent circumstances after Hurricane Maria, PREPA awarded the MSA in compliance with the emergency procurement provisions of Puerto Rico and related executive orders and (ii) the costs under the MSA were reasonable.

The foregoing descriptions of the Rand Report and the December 2017 Letter do not purport to be complete and are qualified in their entirety by reference to the full text of the Rand Report and December 2017 Letter which are included as Exhibit 99.1 and Exhibit 99.2, respectively, to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1	Report titled “Reasonableness Analysis of Cobra Acquisitions, LLC Emergency Contract – Cost Validation Report” dated March 28, 2019.
99.2	Letter dated December 23, 2017 from Federal Emergency Management Agency to Government of Puerto Rico.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MAMMOTH ENERGY SERVICES, INC.
Date:	June 9, 2020	By:	/s/ Mark Layton
Mark Layton
Chief Financial Officer and Secretary